EXHIBIT 5.4

[WATKINS LUDLAM WINTER & STENNIS, P.A. LETTERHEAD]

November 30, 2004

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, Nevada 89109

Re:	Pinnacle Entertainment, Inc. / Offering of $100,000,000 Aggregate Principal Amount of 8.25% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

We have acted as special Mississippi counsel for Pinnacle Entertainment, Inc. (the “Company”) and certain of its subsidiaries, namely, Biloxi Casino Corp. d/b/a Casino Magic Biloxi, a Mississippi corporation (“Casino Magic Biloxi”), and Casino One Corporation, a Mississippi corporation (“Casino One”), in connection with the transactions relating to an offering (the “Offering”) of $100,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2012 (the “Notes”) to be issued pursuant to a Registration Statement on Form S-3 (Registration No. 333-90426) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2002, as amended by Amendments No. 1 through 5 thereto (the “Registration Statement”) and a Prospectus dated October 21, 2002 (the “Base Prospectus”), together with that certain accompanying Prospectus Supplement dated November 18, 2004 (the “Prospectus Supplement”, and collectively with the Base Prospectus, the “Prospectus”). The Notes will contain guarantees by certain subsidiaries of the Company (the “Guarantees”), including but not limited to the guarantees of Casino One and Casino Magic Biloxi (hereinafter collectively the “Mississippi Guarantors”). The Guarantees and the Notes will be governed by the terms of an indenture (the “Base Indenture”) dated as of March 15, 2004, between the Company, the Guarantors named therein, and The Bank of New York as Trustee, as supplemented by a first supplemental indenture (“First Supplemental Indenture”) to be dated as of the Closing Date among the Company, the Guarantors named therein and The Bank of New York, as Trustee. The Base Indenture, as supplemented by the First Supplemental Indenture, is hereafter called the “Indenture”. This opinion is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Unless otherwise defined, capitalized terms used herein shall have the same meaning as provided in the Underwriting Agreement dated as of November 18, 2004 between the Company and Lehman Brothers Inc. as Representative of the Underwriters named in Schedule I therein (the “Underwriting Agreement”).

November 30, 2004

In rendering these opinions we have (i) examined forms of the Indenture, the Underwriting Agreement, the Registration Statement, the Prospectus, the Guarantees and the Notes (collectively, the “Offering Documents”), all of which have been identified to us as copies of such documents executed or to be executed at closing of the transactions described in such documents or used or to be used in connection with the offering of the Notes, (ii) examined copies of the articles of incorporation and bylaws of each of Casino One and Casino Magic Biloxi, and (iii) made such inquiries and had such conversations with public officials and others as we have deemed relevant and necessary as a basis for such opinions. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the power and authority of each party (other than Casino Magic Biloxi and Casino One) to execute, deliver and perform the documents or certificates to which such party is the signatory, that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the documents that we have examined or which would have an effect on the opinions expressed herein, the authenticity of all documents submitted to us as originals or copies and the correctness and accuracy through the date hereof of all records reviewed and of all facts (other than legal conclusions) set forth in the Offering Documents and in certificates of certain officers of the Company, Casino Magic Biloxi and Casino One given in connection with the transactions contemplated herein (collectively the “Officers’ Certificates”). As to various facts material to the opinions set forth herein, we have relied upon the representations and statements made in the Offering Documents, the Officers’ Certificates and such certificates, correspondence and oral conversations with public officials, which facts (other than legal conclusions) we have not independently verified. We have made such investigations of law as we have deemed necessary in order to render the opinions hereinafter set forth.

Based upon the foregoing, and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that each Guarantee to which each Mississippi Guarantor is a party has been duly authorized by such Mississippi Guarantor.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated on or about November 30, 2004 (the “Current Report”), which is incorporated by reference into the Registration Statement and the Prospectus, and we further consent to the use of our firm name in such Current Report and as may be required by the Commission under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission or that we are experts within the meaning of the Securities Act.

The opinion expressed herein is based upon the applicable laws, regulations and ordinances in effect as of the date of this opinion. In delivering this letter to you, we are not undertaking to apprise you of any transactions, events or occurrences taking place after the date of this letter of which we may acquire any knowledge or of any change in any applicable laws taking place after the date of this letter which may affect our opinion set forth herein.

We are members of the Bar of the State of Mississippi, and this opinion relates only to the laws of the State of Mississippi. We are not admitted to practice in any state other than the State of Mississippi and do not opine on the laws of any other jurisdiction or federal law, including federal securities law, or any Blue Sky laws or state securities law, including Mississippi securities laws.

Sincerely,

/S/ WATKINS LUDLAM WINTER & STENNIS, P.A.

WATKINS LUDLAM WINTER & STENNIS, P.A.